Exhibit 99.2
State of the Company
2005 was a very important year in the history of Morton Industrial Group, Inc. and its operating company, Morton Metalcraft Co. The general economy was strong with the Construction, Agricultural, and Commercial capital goods industries we serve quite robust. Our prestigious customers, in particular Caterpillar Inc. and Deere & Co., achieved record shipping and profitability levels. Their strength throughout the year provided a stable environment from which Morton Metalcraft Co. could continue its quest to achieve operating excellence using 6 Sigma methodologies. The result was very good performance for our company as well.
Key Accomplishments of 2005
During 2004, we worked hard to add sufficient capacity to meet the dramatic increase in demand experienced by our customers. Throughout 2005, we were able to focus on creating efficiencies utilizing the new manpower, machines and materials we had put in place to support the higher levels of customer shipping requirements.
While we were expanding our capacity for our customers, we were also achieving lower cost targets. While we were achieving improved safety results for our employees, we were also increasing their incentive compensation participation. While we were lowering our overall debt to financial institutions, we were investing significantly in new assets throughout our factories. From nearly all perspectives, Morton Metalcraft Co. had a very progressive year in 2005!
Outlook for 2006
Most industry experts suggest that the Construction and Commercial capital goods segments will remain strong in 2006, while the Agricultural segment appears to be softening modestly. Overall, our customer demand appears that it will be higher again this year. And, we are very excited that we have been able to introduce JLG Industries, Inc. as the newest member of our prestigious customer base during the early part of this year.
During 2006 we intend to successfully meet our customers’ delivery and cost objectives and to improve our quality performance even further. We intend to successfully meet our employees’ safety and incentive compensation objectives and to improve the working environments of each of our factories even further.
In Conclusion
To provide an appropriate capital structure to support our growth, we have announced our intention to take Morton Industrial Group, Inc. private in a transaction led by Brazos Private Equity Partners, LLC. The recapitalization (details included in our enclosed 10-K) will result in our shareholders receiving a significant premium over the historic trading values for our stock. Shareholders are encouraged to read all relevant documents that we have filed and will file with the Securities and Exchange Commission regarding this recapitalization. As many of you have been shareholders for years, please let me thank you for your loyal support. We appreciate the ownership investment you have made in our Company and extend our best wishes to each of you in your future endeavors.
Finally, and most importantly, I’d like to express my appreciation to each of our dedicated employees. Together, you are doing your individual jobs better than many others who serve our marketplace. As a result, Morton Metalcraft Co. has become a company that stands above the performance of most of our competitors. By remaining focused on continuing to improve each aspect of our company’s performance, we will again find that we are significantly adding value to our prestigious customers, the industries they serve and to each one of our lives as employees.
May 2006 be another good year for everyone involved with Morton Metalcraft Co.